Exhibit 99.1

For:	Education Management LLC Company Contact: James Sober, CFA Vice President, Finance (412) 995-7684
Education Management LLC Announces Tender Offer for
the Company’s Outstanding Notes
PITTSBURGH, Pennsylvania, September 21, 2009 — Education Management LLC (the “Company”), a leading provider of post-secondary education, today announced that it commenced a cash tender offer for an aggregate principal amount of its 10 1/4% Senior Subordinated Notes due 2016 (CUSIP No. 28140JAD2) (the “First Priority Notes”) and its 8 3/4% Senior Notes due 2014 (CUSIP No. 28140JAC4) (the “Second Priority Notes” and together with the First Priority Notes, the “Notes”) such that the maximum aggregate consideration for Notes purchased in the tender offer, excluding accrued and unpaid interest, will be $323.9 million. The terms and conditions of the tender offer are described in an Offer to Purchase, dated September 21, 2009, and a related Letter of Transmittal, which are being sent to holders of Notes.

						Total Tender
		Acceptance	Aggregate Principal	Late Tender Offer	Early Tender	Offer
CUSIP Number	Title of Security	Priority Level	Amount Outstanding	Consideration	Premium[1]	Consideration[2]

28140JAD2	10 1/4% Senior Subordinated Notes due 2016	1	$385,000,000	$1,080	$30	$1,110
28140JAC4	8 3/4% Senior Notes due 2014	2	$375,000,000	$1,040	$30	$1,070

(1)	Per $1,000 principal amount of Notes accepted for purchase (for each tranche, the “Early Tender Premium”).

(2)	Per $1,000 principal amount of Notes accepted for purchase.
Holders of Notes must validly tender and not validly withdraw their Notes on or before 5:00 p.m., New York City time, on October 5, 2009, unless extended (such date and time, as the same may be extended, the “Early Tender Date”) in order to be eligible to receive the applicable Total Tender Offer Consideration. Holders of Notes who validly tender their Notes after the Early Tender Date and on or before the Expiration Date (as defined below) will be eligible to receive only the applicable Late Tender Offer Consideration, which is equal to the applicable Total Tender Offer Consideration minus the applicable Early Tender Premium. The aggregate principal amount of each tranche of Notes that is purchased in the tender offer will be based on the order of priority for such tranche, as set forth in the table above. In addition to the applicable tender offer consideration, holders whose Notes are accepted for purchase in the tender offer will receive accrued and unpaid interest up to, but not including, the date on which the tender offer is settled, which currently is expected to be October 20, 2009.
The tender offer will expire at 5:00 p.m., New York City time, on October 19, 2009, unless extended (such date and time, as the same may be extended, the “Expiration Date”). As set forth in the Offer to Purchase, validly tendered Notes may be validly withdrawn at any time on or before 5:00 p.m., New York City time, on October 5, 2009, unless extended.
The consummation of the tender offer is not conditioned upon any minimum amount of First Priority Notes or Second Priority Notes being tendered, but is conditioned upon the satisfaction or waiver of the conditions set forth in the Offer to Purchase, which include the consummation of the initial public offering of Education Management Corporation, as more fully described in the Offer to Purchase.

The Company’s obligations to accept any Notes tendered and to pay the applicable consideration for them are set forth solely in the Offer to Purchase and the related Letter of Transmittal. This press release is neither an offer to purchase nor a solicitation of an offer to sell any Notes. The tender offer is made only by, and pursuant to the terms of, the Offer to Purchase, and the information in this news release is qualified by reference to the Offer to Purchase and the related Letter of Transmittal. Subject to applicable law, the Company may amend, extend or, subject to certain conditions, terminate the tender offer.
Goldman, Sachs & Co. and J.P. Morgan Securities Inc. are the Dealer Managers for the tender offer. Persons with questions regarding the tender offer should contact Goldman, Sachs & Co. at (212) 357-4692 or (toll-free) (800) 828-3182 (Attention: Liability Management Group) or J.P. Morgan at (toll-free) (800) 245-8812 (Attention: High Yield Syndicate). Requests for copies of the Offer to Purchase, the related Letter of Transmittal and other related materials should be directed to Global Bondholder Services Corporation, the Information Agent and Depositary for the tender offer, at (212) 430-3774 (for banks and brokers only) or (866) 387-1500 (for all others and toll-free).
About Education Management
Education Management (www.edmc.com), with approximately 110,800 students enrolled as of October 2008, is among the largest providers of post-secondary education in North America, with a total of 92 locations in 28 U.S. states and Canada. We offer academic programs to our students through campus-based and online instruction, or through a combination of both.
This press release may include information that could constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company’s Securities and Exchange Commission filings. Past results of Education Management are not necessarily indicative of its future results. Education Management does not undertake any obligation to update any forward-looking statements.